EXHIBIT 99.1

September 5, 2007 7 p.m. Pacific Time
Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, President & Chief Executive Officer Gerald L. Brickey, Vice President & Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Affirms Existing Strategic Plan; Rejects Crescent Capital’s Unsolicited Offer; Adopts Share Repurchase Plan

LONGVIEW, Wash., September 5, 2007 /PRNewswire/ --

Cowlitz Bancorporation (NASDAQ: CWLZ) announced today that its Board of Directors has formally affirmed their support of the continued execution of management’s strategic plan and unanimously rejected the offer received July 27, 2007 from Crescent Capital VI, L.L.C. to purchase all outstanding shares of Cowlitz Bancorporation for $15.00 per share. In so doing, the Cowlitz Board of Directors determined that it was not in the best interest of shareholders to actively pursue a sale of the company at this time.

The Board also approved a Share Repurchase Plan authorizing the Company to purchase up to 500,000 shares in open market or private transactions. Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation, stated, “Following a thorough due diligence process, our Board of Directors adopted an updated plan designed to further enhance shareholder values.” Mr. Fitzpatrick further stated, “Our team is looking forward to continuing to focus on the growth and profitability of the Company, without unnecessary distraction.”

In a letter sent to Crescent Capital today, Chairman Phill Rowley stated “Amongst numerous other concerns, the Board views your $15.00 per share offer as significantly inadequate from a financial point of view.”

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals and retail customers, and offers trust services in southwest Washington and Portland, Oregon.